EXHIBIT 4.4

RATEXCHANGE CORPORATION

Certificate Of Designation

Of Series B Convertible Preferred Stock

Ratexchange Corporation (the “Company”), organized and existing under the provisions of the General Corporation Law of the State of Delaware, does hereby certify that the Board of Directors of the Company adopted the following resolution on March 7, 2003:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company (the “Board of Directors”) by the provisions of the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), there hereby is created, out of the shares of Preferred Stock, par value $0.0001 per share, of the Company authorized in the Certificate of Incorporation (the “Preferred Stock”), which series shall have the following powers, designations, preferences and relative, participating, optional or other rights and the following qualifications, limitations and restrictions (in addition to the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

Section 1.    Designation and Amount.    The shares of such series shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”) and the authorized number of shares constituting such series shall be 12,500,000, based upon the sale of 50 Units. However, the Company may sell additional Units if demand is present. The par value of the Series B Preferred Stock shall be $0.0001 per share.

Section 2.    Dividend Provisions.

a.    The holders of shares of Series B Preferred Stock shall be entitled to receive dividends at the rate of three percent (3%) per annum based on the number of shares of Series B Preferred Stock then held on the last day of each quarter of the Company’s fiscal year, beginning on June 30, 2003. The dividend will be paid in cash. Such dividends shall accrue and accumulate until paid.

b.    Should the Securities and Exchange Commission fail to declare the Company’s Form S-3 Registration Statement effective on or before the 180th day after the Closing, the annual dividend rate payable to the holders on the Series B Preferred Stock will be increased from 3.00% to 9.00% for the period of time from the 181st day after Closing until the Company’s registration statement is declared effective. Upon the Securities and Exchange Commission declaring the registration statement effective, the annual dividend rate will return to 3.00%. Dividends will be paid quarterly in cash, regardless of which dividend rate is applied.

c.    In the instance of Company’s failure to pay the holders of the Series B Preferred Stock the dividend due for two consecutive fiscal quarters, the holders of record of the Series B Preferred Stock shall be entitled to elect two (2) members of the Company’s Board of Directors at each annual election of directors, until such time as the class of Series B Preferred Stockholders hold less than 2,000,000 shares of unconverted Series B Preferred Stock.

Section 3.    Redemption.    The Series B Preferred Stock is not redeemable.

Section 4.    Conversion.    The holders of the Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)    Right to Convert.    Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Company or any transfer agent for such stock, into an equal number of fully paid and nonassessable shares of common stock (the “Conversion Ratio”).

(b)    Automatic Conversion.    The Preferred Stock will automatically convert into an equal number of shares of common stock if the closing sale price for the common stock of the Company has closed at or above $0.60 for ten consecutive trading days.

(c)    Mechanics of Conversion.    Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of common stock, under Section 4(a) or (b) above, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Company or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Company at its principal corporate office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of common stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of common stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of common stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of common stock as of such date.

Section 5.    Adjustments of Preferred Stock for Splits, Dividends and Combinations:    The number of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

(a)    Stock Splits or Dividends.    In the event the Company should at any time or from time to time after the execution date of this certificate fix a record date for the effectuation of a split or subdivision of the outstanding shares of common stock or the determination of holders of common stock entitled to receive a dividend or other distribution payable in additional shares of common stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of common stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of common stock or the Common Stock Equivalents (including the additional shares of common stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Ratio of the Series B Preferred Stock shall be appropriately adjusted so that the number of shares of common stock issuable on conversion of each share of such series shall be adjusted in proportion to such adjustment of the aggregate of shares of common stock outstanding and those issuable with respect to such Common Stock Equivalents.

(b)    Combinations.    If the number of shares of common stock outstanding at any time after the execution date of this certificate is decreased by a combination of the outstanding shares of common stock, then, following the record date of such combination, the Conversion Ratio for the Series B Preferred Stock shall be appropriately adjusted so that the number of shares of common stock issuable on conversion of each share of such series shall be adjusted in proportion to such decrease in outstanding shares.

(c)    No Impairment.    The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment.

(d)    No Fractional Shares and Certificate as to Adjustments.    No fractional shares shall be issued upon the conversion of any share or shares of the Series B Preferred Stock, and the number of shares of common stock to be issued shall be determined by rounding to the nearest whole share. Such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into common stock and such rounding shall apply to the number of shares of common stock issuable upon such aggregate conversion.

(e)    Notices of Record Date.    In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Series B Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

Section 6.    Reservation of Stock Issuable Upon Conversion.    The Company shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock and for paying the dividend pursuant to Section 2 hereof, such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock and to pay all accumulated dividends.

Section 7.    Voting Rights.    The holder of each share of Series B Preferred Stock shall have the right to one vote for each share of common stock into which such share of Series B Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Company, and shall be entitled to vote, together with holders of common stock, with respect to any question upon which holders of common stock have the right to vote. Fractional votes shall not; however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

Section 8.    Status of Converted Stock.    In the event any shares of Series B Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be canceled and shall not be issuable by the Company.

This Certificate of Designation has been signed by the President and Chief Operating Officer of the Company on this 3rd day of April 2003.

/s/ ROBERT E. FORD

President and Chief Operating Officer Robert E. Ford

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